ARTICLES OF AMENDMENT

               TO THE CHARTER OF PROFFITT'S, INC.

     Pursuant to Section 10.06 of the Tennessee Business
Corporation Act, the undersigned corporation adopts the following
Articles of Amendment to its Certificate of Incorporation:

     1.   The name of the corporation is PROFFITT'S, INC.

     2.   The text of the amendment is as follows:

          A new Article XIV is added to the Charter to read:

          ARTICLE XIV. Special Meeting of Shareholders. No special meeting of shareholders shall be held upon the demand of shareholders of the Corporation unless the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on each issue proposed to be considered at the special meeting shall have signed, dated, and delivered to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

     3.  The corporation is a for-profit corporation.

     4. The amendment was duly adopted on June 15, 1995, by the Board of Directors and the shareholders of the Corporation.

     Date:  June 15, 1995


                                   PROFFITT'S, INC.


                                   By:/s Julia A. Bentley
                                      ___________________________

                                      Julia A. Bentley, Secretary